EXHIBIT 4(b)

                        IL ANNUITY AND INSURANCE COMPANY
                           QUALIFIED PLAN ENDORSEMENT

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                                                                    EXHIBIT 4(b)

                        IL ANNUITY AND INSURANCE COMPANY
                           QUALIFIED PLAN ENDORSEMENT

This endorsement applies to the attached Contract. The Contract is issued to or purchased by a trustee of a pension or profit-sharing plan that is intended to qualify under section 401(a) of the Internal Revenue Code ("Code").

The following provisions apply and replace any contrary Contract provisions.

EXCLUSIVE BENEFIT
The trustee holds this Contract for the exclusive benefit of participants and beneficiaries of the plan. Except as the plan allows, neither the trustee nor any other person may transfer, sell, assign, discount or pledge (as collateral for a loan, as security for the performance of an obligation, or for any other purpose) the Contract to any person other than us.

COMPLIANCE WITH PLAN'S TERMS AND CONDITIONS
The Contract is subject to the terms of the plan. All payments, distributions or transfers under this Contract must comply with the terms of the plan that the plan administrator, trustee or other designated plan fiduciary determines to be applicable.

We are under no obligation to:
   1. determine whether any such payments, distributions or transfers comply with the terms of the plan or with applicable laws, or
   2. administer the plan, including without limitation, any provisions required by the Retirement Equity Act of 1984.

RIGHT TO AMEND OR MODIFY THE CONTRACT OR ENDORSEMENT
We may amend or modify the Contract or this endorsement to the extent necessary to comply with any law, regulation, or other requirement that we determine to be necessary to establish or maintain the qualified status of the plan. This right applies despite any contrary contract or plan provisions.

Except as otherwise described above, this endorsement is subject to the exclusions, definitions and provisions of the Contract.

                                 IL ANNUITY AND INSURANCE COMPANY

                                    /s/Lisa P. Foxworthy-Parker

                                            SECRETARY

E-QP-01